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                                                                    EXHIBIT 99.1


ICT GROUP FINANCIAL MEDIA CONTACT:                   ICT GROUP INVESTOR CONTACT:
MORGEN WALKE                                         MORGEN WALKE
Steve DiMattia                                       Christine Mohrmann
212-850-5600                                         212-850-5600


            ICT GROUP, INC. APPOINTS KPMG LLP AS INDEPENDENT AUDITOR

NEWTOWN, PA, MAY 21, 2002 - ICT GROUP, INC. (NASDAQ: ICTG), today announced that its Board of Directors has appointed KPMG LLP as the Company's independent auditor for the fiscal year ending December 31, 2002. The appointment of KPMG LLP was made after careful consideration by the Board of Directors and upon the recommendation of the Company's Audit Committee.

     Prior to the selection of KPMG LLP, Arthur Andersen LLP had served as the Company's independent auditor since the Company's inception in 1987. The decision to change the independent auditor for the fiscal year 2002 was not the result of any disagreement between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure. Arthur Andersen has provided excellent service to the Company and the Company has valued its relationship with the firm.

     ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of integrated customer relationship management (CRM) solutions. The Company helps clients identify, acquire, retain, service, measure and maximize the lifetime value of their customer relationships. The Company manages CRM service operations in the U.S., Europe, Canada, Australia and the Caribbean from which it supports domestic and multinational corporations and institutions, primarily in the financial, insurance, telecommunications, healthcare, information technology, media and energy services industries. ICT GROUP also offers a full suite of hosted CRM solutions, for use by clients at their own in-house facility or on a co-sourced basis in conjunction with ICT GROUP's fully compatible Web-enabled customer service operations. To learn more about ICT GROUP, visit the Company's website at www.ictgroup.com.
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